UNION POINT ADVISORS, LLC

CODE OF ETHICS

The Investment Advisers Act of 1940 requires registered advisers to adopt a written Code of Ethics. This Code of Ethics must set forth standards of conduct expected of advisory personnel, (“Access Persons”), and address conflicts that arise from personal trading by such Access Persons. Accordingly, as an SEC registered advisor, Union Point Advisors, (“UPA”) has adopted the following Code of Ethics, (the “Code”). This Code is to work in conjunction with the UPA Compliance Manual, which details the firm’s compliance policies and procedures and includes sample forms to facilitate those policies and procedures. Key terms noted in this Code will take the meaning denoted in the Compliance Manual.

The Code sets forth a standard of business conduct which reflects UPA’s ethical and fiduciary obligations as well as their commitment to compliance with federal and state securities regulations. Importantly, this Code requires all Access Persons to:

1.	report personal securities holdings and transactions, and
2.	requires the pre-approval of certain investments by UPA’s CCO or his/her designee.

The following enumerated procedures are required of UPA and all UPA Access Person’s to be compliant with the Code of Ethics:

(1)	General Principles

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The interests of the Clients are paramount. All Access Persons must conduct themselves and their operations to give maximum effect to this tenet by assiduously placing the interests of the Clients before their own.

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All Access Persons must avoid actions or activities that allow a person to profit or benefit from his or her position with respect to the Clients or that otherwise improperly bring into questions the person’s independence or judgment.

(2)	Personal Trading Procedures

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Access Persons are prohibited from transacting any opening trades (buy or short) for any underlying listed equity and must obtain prior written approval before placing certain personal security transactions ("pre-clearance"). Personal Securities and the extent of pre-clearance requirements are further outlined in the UPA Compliance Manual.

•	UPA will maintain lists of issuers of securities that UPA is analyzing or recommending for client transactions and prohibit personal trading in securities of those issuers.

•	UPA will maintain a "restricted list" of issuers if/when UPA has obtained any material, non-public information and prohibit any trading (personal or for clients) in securities of those issuers.

•	Certain "Blackout periods" exist, whereby, when client securities trades are being placed or recommendations are being made, Access Persons are not permitted to place personal securities transactions.

•	All Access Persons are required to provide UPA with duplicate trade confirmations and account statements.

(3)	Reportable Securities

Access persons must submit holdings and transaction reports for "reportable securities" in which the Access Person has, or acquires, any direct or indirect beneficial ownership. As detailed in the UPA Compliance Manual, all Access Person’s must submit:

•	an Initial Holding Report within 10 days of hiring,

•	Quarterly Transaction Reports within 30 days of each quarter end, and

•	Annual Holdings Reports.

(4)	Initial Public Offerings and Private Placements

All Access Persons are prohibited from investing in any initial public offering (“IPO”) and must obtain the CCO’s approval before investing in any private placement.

(5)	Reporting Violations

Any violations of the Code must be promptly reported to UPA’s CCO.

(6)	Educating Employees About the Code of Ethics

Under rule 204A-1, UPA is required to provide each Access Person with a copy of the Code of Ethics and any amendments. The Code requires each Access Person to acknowledge, in writing, his or her receipt of those copies.

(7)	Adviser Review and Enforcement

Rule 204A-1 requires UPA to maintain and enforce the Code of Ethics. UPA’s CCO, or persons under his authority, will have primary responsibility for enforcing UPA’s Code. Enforcement of the Code must include quarterly and annual reviews of Access Persons' personal securities reports.

(8)	Record Keeping

UPA is required to keep copies of the Code, records of violations of the Code and actions taken as a result of the violations, and copies of their Access Persons' written acknowledgment of receipt of the Code for five years, in an easily accessible place, the first two years in an appropriate office of UPA. UPA will comply with all recordkeeping requirements of Rule 17j-1 of the Investment Company Act.

PERSONAL TRADING AND REPORTING

A. PERSONAL TRADING BY UPA AND ITS PERSONNEL

High ethical standards are essential for the success of UPA and to maintain the confidence of UPA’s Clients. UPA is of the view that the long-term business interests are best served by adherence to the principle that the Client’s interests come first. UPA has a fiduciary duty to the Clients it manages, which requires individuals associated with
UPA to act in the best interests of the Clients. Potential conflicts of interest may arise in connection with the personal trading activities of individuals associated with investment adviser firms.

In recognition of UPA’s fiduciary obligations to the Clients and UPA’s desire to maintain its high ethical standards, UPA has adopted a Code of Ethics, (the “Code”) (attached as Appendix I) which contains provisions designed to: (1) prevent improper personal trading by Supervised Persons; (2) prevent improper use of material, non-public information about securities recommendations made by UPA or securities holdings of the Clients; (3) identify conflicts of interest; and (4) provide a means to resolve any actual or potential conflict in the best interests of the Clients.

UPA seeks to allow its Supervised Persons to engage in certain personal securities transactions while protecting the Clients, UPA and its Supervised Persons. By implementing this restriction while allowing personal trading in certain securities, UPA believes that its Clients, UPA and its Supervised Persons are preventing the appearance of actual or potential conflicts of interests related to the personal trading of its Supervised Persons. While it is impossible to define all situations that might pose such a risk, these policies are designed to address those circumstances where such risks are likely to arise.

Adherence to the Code and the below restrictions on personal investing are required of all Supervised Persons of UPA. If there is any doubt as to the propriety of any activity, Supervised Persons should consult with the CCO who may consult with and rely upon the advice of UPA’s outside legal counsel or outside compliance consultants.

B. APPLICABILITY OF REPORTING REQUIREMENTS

In order to seek to avoid actual and perceived conflicts of interests with the Clients as well as the laws relating to insider trading, UPA has adopted a strict personal securities transactions policy. This policy governs any investment by any Access Person in “Reportable Securities” held in a “Personal Account” (each as defined below).

UPA takes the position that each of its employees and Supervised Persons is an Access Person. In addition UPA may decide to treat certain consultants, temporary employees and advisors as Access Person in the discretion of the CCO.

Please note UPA has adopted a broader definition of Access Person than is required under Rule 204A-1 of the Advisers Act.

C. PERSONAL ACCOUNTS

The UPA Code of Ethics applies to all personal brokerage accounts of Access Persons where “Reportable Securities” (as defined below) are held (“Personal Account”). A Personal Account also includes an account maintained by or for:

(1)	Access Person's spouse (other than a legally separated or divorced spouse of the Access Person) and minor children;

(2)	Any individuals who live in the Access Person's household and over whose purchases, sales, or other trading activities the Access Person exercises control or investment discretion;

(3)
Any persons to whom the Access Person provides primary financial support, and either (i) whose financial affairs the Access Person controls, or (ii) for whom the Access Person provides discretionary advisory services;

(4)	Any trust or other arrangement which names the Access Person as a beneficiary; and

(5)
Any partnership, corporation, or other entity of which the Access Person is a director, officer or general partner or in which the Access Person has a 25% or greater beneficial interest, or in which the Access Person owns a controlling interest or exercises effective control.

Reportable Security. A reportable security is any financial instrument that is known as a security and as defined in detail in Section 202(a)(18) of the Company Act, EXCEPT that it does NOT include:

(1)	Direct obligations of the Government of the United States;

(2)	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(3)	Shares issued by money market funds; and

(4)
Shares issued by registered open-end funds (i.e. mutual funds) that are registered under the Company Act; provided that such funds are NOT registered funds managed by UPA or registered funds whose adviser or principal underwriter controls UPA, or is under common control with UPA.

D. INVESTMENT RESTRICTIONS

(1) Restrictions on Single Company and IPO Investments: Access Persons may not purchase Securities issued by single companies that are publicly-traded. Access Persons holding single-company securities acquired either before the effective date of this Code of Ethics or before they began working for UPA (“Pre-Existing Securities”) may only sell such Pre-Existing Securities upon preclearance by the CCO.1 All such Pre-Existing Securities must be reported and communicated to the CCO pursuant to the reporting and pre-clearance sections below. There are NO exceptions to this rule for IPOs.

(2) Restricted List: Each Access Person is strictly prohibited from trading in the Securities of issuers that are included on UPA’s Restricted List. Issuers on the Restricted List may include securities where UPA and its personnel may be restricted from trading (such as Securities where there is a risk that UPA may be in receipt of material, non-public information about the issuer). The CCO has the discretion to add and remove any issuers to the Restricted List as they deem appropriate. The Restricted List will be available to all Access Persons and must be reviewed by Access Persons prior to submitting the applicable preclearance request.

(3) Other Prohibitions: Access Persons are prohibited from “front-running” (i.e., purchasing a security for a Personal Account while knowing that a trader is about to purchase the same security, and then selling the security at a profit upon the rise in the market price following the purchase by the trader). Access Persons are similarly prohibited from engaging in short selling when they have access to confidential information that a trader is about to transact in a particular security. Access Persons are prohibited from “inter-market front-running” (e.g., trading in an option for a Personal Account when a Client account is trading in the underlying security). Any violation of these prohibitions constitutes grounds for immediate dismissal from an Access Person’s employment with UPA. If an Access Person has any questions regarding a specific contemplated transaction, he or she should contact the CCO.

1 “Pre-Existing Securities” shall also include single-company securities that an Access Person acquires by virtue of an in-kind distribution from a fund or vehicle permitted by this Code of Ethics, and single-company securities issued as a result of the exercise of stock options held by an Access Person’s spouse in connection with employment.

E. PRE-CLEARANCE REQUIREMENTS

Pursuant to the requirements below, Supervised Persons may transact in certain securities subject to the pre-clearance (and reporting) requirements detailed herein.

(1) No Pre-Clearance Required:

▪ Non-Reportable Securities: There is no pre-clearance requirement for trading non-reportable securities (i.e. open ended mutual funds, government bonds etc. may be traded without pre-clearance).

▪ Purchase or sale of municipal debt securities. Access Persons may engage in transactions in municipal debt securities, without pre-clearance. However, these transactions are subject to the reporting requirements of this Section VI.

(2) Pre-Clearance Required for:

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Sale of positions in publically traded stocks held before joining UPA (“Legacy Positions”). If you hold a position in a Public Stock (i.e. single name equity) prior to joining UPA, you may continue to hold the position indefinitely, or may close out of the position subject to the pre-clearance and reporting requirements of this Section VI. Access Persons may not add to their existing position while at UPA unless the purchases are part of a dividend repurchase program.

•	Purchase or Sale of Exchange Traded Funds (“ETFs”). Access Persons may transact in ETF’s subject to the pre-clearance and reporting requirements of this Section VI.

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Limited Offerings. Access Persons may acquire Beneficial Ownership in a Limited Offering (as defined above), which includes without limitations, private investment funds (e.g., hedge funds or private investment funds), other private companies (e.g., venture capital startups) or other investment opportunities of limited opportunity, including investments in the Funds subject to the pre-clearance and reporting requirements of this Section VI.

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Purchase or sale of commodities, futures and related options. Access Persons may engage in transactions (including short sales) in commodities, futures and related options traded on a commodities exchange, including currency futures, subject to the pre-clearance and reporting requirements of this Section VI.

For the avoidance of doubt, the purchase of publically traded stocks is generally prohibited by this Code.

(1) Procedures for Pre-Clearance:

•	If pre-clearance is required Access Persons must receive pre-clearance in writing (attached as Form 9) from the CCO.

•	Approvals given under this paragraph will remain in effect as follows:
o	Next Business day for ETF’s
o	Next Business day for direct or indirect sales of Beneficial Ownership in a Pre-Existing Security.
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Thirty (30) calendar days for direct or indirect purchases or sales of interests in private companies and other investment firms (including, without limitation, hedge funds, private equity funds or other private or illiquid investments), including additional subscriptions thereto or withdrawals therefrom.

F. REPORTING

All Access Persons must report their list of Personal Accounts, Reportable Securities transactions and submit holdings reports as detailed below.

(1) Initial Holdings Report

Access Persons must report all Personal Accounts and Reportable Securities holdings to the CCO no later than 10 days after becoming an Access Person.2 The information provided within the Initial Holdings Report must be within 45 days of the submission date and must include the following:

a)	The title and type of Reportable Security; ticker symbol or CUSIP number (as applicable); number of shares; and principal amount of each reportable security;

b)	The name of any broker, dealer or bank with which the Access Person maintains a Personal Account as of the date the Access Person became an Access Person; and

c)	The date that the Access Person submitted the report.

A sample of this form has been provided at the conclusion of this manual. (Form 10)

(2) Annual Holdings Reports

All UPA Access Persons must provide to the CCO an annual holdings report of their Personal Accounts and Reportable Securities no later than June 30th of each year. The information provided within the Annual Holdings Report must be within 45 days of the submission date and must include the following:

a)	the title and type of security, and as applicable the exchange ticker symbol or CUSIP number, the number of shares, and the principal amount of each Reportable Security;

b)
the name of any broker, dealer, or bank with which you have maintain an account in which securities are held for your direct or indirect benefit, and the name and account number on each such account; and

c)	The date that the Access Person submitted the report.

Access Persons must notify the CCO promptly if you open or otherwise obtain Beneficial Ownership of any new Personal Account, including if you move an existing Personal Account to a different broker or custodian.

A sample of this form has been form provided at the conclusion of this manual. (Form 11)

(3) Quarterly Transaction Reports

All UPA Access Persons must report their Reportable Securities transactions to the CCO no later than 30 days after the end of each calendar quarter. The information provide within the Quarterly Transaction Report must include:

a)
the date of the transaction, the title, the exchange ticker symbol or CUSIP number, as applicable, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Reportable Security involved;

2 For the majority of the firm’s employees, this would be either the first date of employment or the date determined by the CCO. For non-employee Access Persons, this would be the date the CCO determines that individuals designation as an Access Person.

b)	the nature of the transaction (i.e., purchase, sale, or any other type of acquisition or disposition);

c)	the price of the Reportable Security at which the transaction was effected;

d)	the name of the broker, dealer, or bank with or through which the transaction was effected; and

e)	the date that the report is submitted.

A sample Quarterly Transaction Report is included at the conclusion of this manual, Form 12. Even if an Access Person did not have any transactions in reportable securities they are required to submit the form and indicate that they certify to the fact that they did not execute any transactions in reportable securities.

For the avoidance of doubt, any new brokerage accounts, and the date such account was opened must be included on the Quarterly Transaction Report form. All securities in such accounts are subject to the pre-clearance requirements (if applicable) detailed herein.

(4) Duplicate Statements and Confirmations;

All UPA Access Persons must also direct their brokers or custodians to supply the CCO with:

(a) duplicate copies of securities trade confirmations within 30 days after transaction; and

(b) monthly and/or quarterly brokerage statements.

The CCO can assist in requesting duplicate confirmations and statements from the brokerage firm.

(5) Exceptions to the Reporting Requirements

(a)
Non-Discretionary Accounts: Access Persons are not required to submit transactions in, or the holdings of, any account over which they have delegated complete authority to a third-party investment manager (such accounts “Non-Discretionary Accounts”.)

o    Required Documentation:
•	For Non-Discretionary Accounts Access Persons must provide the name of the account, and account number as well as proof that such account is non-discretionary.

•	Prior to opening any new Non-Discretionary Accounts not reported to the CCO via the above reports, the Access Person must notify the CCO in writing.

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Finally, on an annual basis Access Persons must 1) confirm that their previously provided list of Non-Discretionary Accounts is still accurate and complete and 2) obtain confirmation from the investment adviser that the Access Persons did not contribute in the process of any security transactions.

G. OVERSIGHT OF CODE OF ETHICS

(1)	Reporting

Any situation that may involve a conflict of interest or other possible violation of this Code of Ethics must be promptly reported to the CCO.

(2) Review of Transactions

Each Access Person’s transactions in her/her Personal Accounts may be reviewed (either by the CCO or Designated Person) on an as-needed basis and compared to transactions entered into by UPA on behalf of its Clients.

Any transactions that are believed to be a violation of this Code of Ethics should be reported promptly to the CCO.

(3) Sanctions

The CCO, at his discretion, will consider reported violations, and upon determining that a violation of the Code has occurred, may impose such sanctions or remedial action management deems appropriate or to the extent required by law (as may be advised by outside legal counsel or other advisors). These sanctions may include, among other things, disgorgement of profits, fines, suspension or termination of employment with UPA, or criminal or civil penalties.

H. CONFIDENTIALITY

All reports of securities transactions and any other information filed pursuant to the Code will be treated as confidential to the extent permitted by law.